Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Rezolute, Inc.’s Registration Statements on Form S-1 (File Nos. 333-234766, 333-233310, 333-222768, 333-220585, 333-214974, 333-204434, and 333-196093); Form S-3 (File Nos. 333-265703, 333-250073 and 333-251498); and Form S-8 (File No. 333-258222) of our report dated September 15, 2022 with respect to the consolidated financial statements of Rezolute, Inc. and subsidiary as of and for the years ended June 30, 2022 and 2021, that appears in this Annual Report on Form 10-K.

/s/ Plante & Moran, PLLC

September 15, 2022

Cleveland, Ohio